UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 7, 2010 (May 6, 2010)

People’s United Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33326	20-8447891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

850 Main Street, Bridgeport, CT	06604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 338-7171

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On May 6, 2010, the Board approved an increase in compensation for John P. Barnes, effective for the period during which he serves as interim President and Chief Executive Officer of People’s United Financial, Inc. Mr. Barnes will receive an incremental increase of $30,000 in his current base salary for each month of service in that capacity. In addition, the target amount of Mr. Barnes’s short-term incentive plan bonus for 2010 will remain at 80% of his base compensation but will be based on the increased amount of his base salary during the period for which he serves as interim President and Chief Executive Officer.

Item 5.07. Submission of Matters to a Vote of Security Holders.

(a) People’s United Financial held its Annual Meeting of Shareholders (the “Annual Meeting”) on May 6, 2010.

(b) There were 374,747,156 shares of common stock entitled to vote at the Annual Meeting, of which 310,518,650 shares were present in person or by proxy. Shareholders voted on the following matters at the Annual Meeting:

1. Election of three directors. The results of the election of the three nominees for director are indicated below.

Nominee	Votes For	Votes Withheld	Broker Non-Votes
John K. Dwight	267,081,611	1,810,538	41,626,501
Janet M. Hansen	266,678,473	2,213,676	41,626,501
Mark W. Richards	267,067,146	1,825,003	41,626,501

There were no abstentions with respect to the election of the three nominees for director.

2. Ratification of Appointment of KPMG LLP as independent registered public accounting firm for 2010. A total of 307,465,192 votes were cast for the proposal; 2,436,283 votes were cast against the proposal; and 617,175 shares abstained from voting on the proposal. There were no broker non-votes with respect to the proposal.

3. Shareholder Proposal to Change Voting Standard for Uncontested Director Elections. A total of 218,079,434 votes were cast for the proposal; 38,396,685 votes were cast against the proposal; and 13,876,163 shares abstained from voting on the proposal. There were 40,166,368 broker non-votes with respect to the proposal.

(c) Not applicable.

[signature appears on following page]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

People’s United Financial, Inc. (Registrant)

Date: May 7, 2010	By:	/s/ Eric J. Appellof
(Signature)
	Name:	Eric J. Appellof
	Title:	Assistant Secretary

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